Exhibit 3.1

Amended and Restated Certificate of Incorporation

of Biotech Spinco, Inc.

Biotech Spinco, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

1. The name of the corporation is Biotech Spinco, Inc.

2. The date of filing of its original Certificate of Incorporation with the Secretary of State of the State of

Delaware was June 27, 2008.  The corporation was originally incorporated under the name of Dolphin Biotech Corp.

3. This Amended and Restated Certificate of Incorporation restates and integrates and further amends the Certificate of Incorporation of the corporation as herein set forth in full:

Article I:

The name of the corporation is Biotech Spinco, Inc. (hereinafter sometimes referred to as the “Corporation”).

Article II:

The address of the registered office of the Corporation in the State of Delaware is Incorporating Services, Ltd., 15 East North Street, in the City of Dover, County of Kent.  The name of the registered agent at that address is Incorporating Services, Ltd.

Article III:

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware.

Article IV:

A.            The total number of shares of all classes of stock which the Corporation shall have authority to issue is One Hundred Fifty Million (150,000,000) shares, consisting of:

1.             One Hundred Forty Million (140,000,000) shares of Common Stock, par value $0.01 per share (“Common Stock”); and

2.             Ten Million (10,000,000) shares of Preferred Stock, par value $0.01 per share (“Preferred Stock”).

B.            The Board of Directors is authorized, subject to any limitations prescribed by law, to provide for the issuance of shares of Preferred Stock in series and, by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereon.  The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then-outstanding) by the affirmative vote of the holders of a majority of the then-outstanding shares of Common Stock without a vote of the holders of outstanding shares of Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the certificate or certificates establishing the series of Preferred Stock.

Article V:

The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

A.            The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.  In addition to the powers and authority expressly conferred upon them by statute or by this Certificate of Incorporation or the Bylaws of the Corporation, the directors are hereby empowered to exercise all such powers and do all such acts and things as the Corporation may exercise or do.

B.            The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.

C.            Effective as of the time at which PDL BioPharma, Inc. (“PDL”), a Delaware corporation, shall cease to be the beneficial owner of an aggregate of at least a majority of the then-outstanding shares of Common Stock of the Corporation as a result of a distribution of such shares to PDL’s stockholders (the “Spin-Off”), any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders.  At all times prior to the Spin-Off, any action which may be taken at any annual or special meeting of stockholders may be taken without a meeting and without prior notice, if a consent in writing, setting forth the actions so taken, is signed by the holders of outstanding shares having not less than the minimum number of votes which would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.  All such consents shall be filed with the Secretary of the Corporation and shall be maintained in the corporate records.  Prompt notice of the taking of a corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing.

D.            Special meetings of stockholders of the Corporation may be called only by either the Board of Directors, the Chairperson of the Board or the President.

Article VI:

A.            The number of directors shall initially be one and, thereafter, shall be fixed from time to time exclusively by the Board of Directors.  All directors shall hold office until their respective successors are elected, except in the case of the death, resignation, or removal of any director.

B.            Subject to the rights of the holders of any series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation or other cause (including removal from office by a vote of the stockholders) may be filled only by a majority vote of the directors then in office, though less than a quorum, or by the sole remaining director and directors so chosen shall hold office for a term expiring at the next annual meeting of stockholders, and until their respective successors are elected, except in the case of the death, resignation, or removal of any director.  No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

C.            Subject to the rights of the holders of any series of Preferred Stock then outstanding, any directors, or the entire Board of Directors, may be removed from office at any time, with or without cause, but only by the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

Article VII:

The Board of Directors is expressly empowered to adopt, amend or repeal Bylaws of the Corporation.  The stockholders shall also have power to adopt, amend or repeal the Bylaws of the Corporation.  Any adoption, amendment or repeal of Bylaws of the Corporation by the stockholders shall require, in addition to any vote of the holders of any class or series of stock of the Corporation required by law or by this Certificate of Incorporation, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

Article VIII:

A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involved intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

If the Delaware General Corporation Law is hereafter amended to authorize the further elimination or limitation of the liability of a director, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

Any repeal or modification of the foregoing provisions of this Article Eighth by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

Article IX:

The Corporation reserves the right to amend or repeal any provision contained in this Amended and Restated Certificate of Incorporation in the manner prescribed by the laws of the State of Delaware and all rights conferred upon stockholders are granted subject to this reservation; provided, however, that, notwithstanding any other provision of this Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any vote of the holders of any class or series of the stock of this Corporation required by law or by this Amended and Restated Certificate of Incorporation, the affirmative vote of the holders of at least 66-2/3% of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend or repeal this Article Ninth, Article Fifth, Article Sixth, Article Seventh or Article Eighth.

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4.          This Amended and Restated Certificate of Incorporation has been duly adopted by the board of directors and stockholders of the Corporation in accordance with the applicable provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been executed by the President and Chief Executive Officer of the Corporation this            day of [                ], 2008.

[ ]

By:
Name:	[ ]
Title:	President and Chief Executive Officer